Exhibit 3.16

ARTICLES OF INCORPORATION

OF

BARRINGTON HOMES OF FLORIDA, INC.

We, the undersigned, hereby associate ourselves together for the purpose of becoming a corporation for profit under the laws of the State of Florida under and pursuant to the following articles of incorporation:

ARTICLE I.

The name of the corporation shall be:

BARRINGTON HOMES OF FLORIDA, INC.

ARTICLE II.

The general nature of the business to be transacted by said corporation shall be and is as follows:

(a)                                  To design, manufacture, assemble, fabricate, produce, purchase, import, receive, lease as lessee, or otherwise acquire, own, hold, store, use, repair, service, maintain, mortgage, pledge or otherwise encumber, sell, assign, lease as lessor, distribute, export and generally trade and deal in and with, at wholesale or retail, as principal, agent or otherwise, mobile homes, travel trailers and allied products.

(b)                                 To purchase or otherwise acquire, construct, manufacture, make and fabricate, and to hold, own, use, manage, repair, improve and utilize, and to sell, pledge, hypothecate, mortgage, lease, transfer and otherwise dispose of, and to export, import, trade and deal in and with, goods, wares, merchandise and tangible and intangible personal property of every character and description, as principal, factor, agent, broker, commission merchant, or otherwise, and to carry on a general brokerage, trading, mercantile, commercial, import, forwarding and export business in all parts of the world.

(c)                                  To acquire, hold, use, sell, assign, lease, grant licenses in respect of, mortgage or otherwise dispose of letters patent of the United States or any foreign country, patent rights, licenses and privileges, inventions, improvements and processes, copyrights, trademarks and trade names, relating to or useful in connection with any business of the corporation.

(d)                                 Without limit as to amount, to borrow money for the purposes of the corporation, and in connection therewith, to draw, make, accept, endorse, discount, execute, issue, sell and transfer promissory notes, debentures, bills of exchange, bonds, warrants and other negotiable or transferable instruments from time to time for any of its objects and purposes, with or without security, and, if so determined, to secure the same by mortgage, pledge, deed of trust, or otherwise.

(e)                                  To acquire the good will, rights and property, and the whole or any part of the assets, tangible or intangible, and to undertake or in any way assume the liabilities of any individual, firm, syndicate, partnership, association or corporation; to pay for the said good will, rights, property and assets in cash, the stock of the corporation, bonds or otherwise, or by undertaking the whole or any part of the liabilities of the transferor; to hold or in any manner dispose of the whole or any part of the property so acquired; to conduct in any lawful manner the whole or any part of any business so acquired, and to exercise all the powers necessary or convenient in and about the conduct and management of such business.

(f)                                    To aid by loan, subsidy, guaranty, or in any other manner whatsoever, any individual, firm, syndicate, partnership, association or corporation to the extent that the Board of Directors may deem advisable to promote the business, interests and purposes of the corporation, and any corporation whose stocks, bonds, securities or other obligations are in any manner, either directly or indirectly held or guaranteed by the corporation; to do any and all other acts or things toward the preservation, protection, improvement or enhancement in value of any such stocks, bonds, securities or other obligations, and to do all and any such acts or things designed to accomplish any such purpose.

(g)                                 To employ its surplus earnings or accumulated profits, from time to time as its directors may determine, to purchase or otherwise acquire, to hold or otherwise utilize, and to reissue, sell, or otherwise dispose of or turn to account, as its directors may from time to time determine, the stocks, bonds, debentures or other securities of this corporation, to the extent permitted by law.

(h)                                 To enter into, make, perform and carry out, without limit as to amount, contracts and arrangements pertaining to the business of the corporation, including but not limited to arrangements for the sharing of profits, union or interests, joint ventures, reciprocal concessions or cooperation, with any corporation, association, partnership, syndicate, entity, person, or governmental, municipal or public authority, domestic or foreign, located in or organized under the laws of any authority in any part of the world, and to obtain from any such governmental, municipal or public authority any rights, privileges and concessions which the corporation may think desirable to obtain, and to carry out, exercise and comply with any such rights, privileges and concessions.

(i)                                     To have one or more offices, and to carry on its operations and to transact its business and promote its objects and purposes in any part of the world, either alone or with other individuals, firms, syndicates, partnerships, associations or corporations, without restriction as to place or amount, and to have, use, exercise and enjoy all the general powers of like corporations, and to do all and every act or acts, thing or things, necessary, suitable or proper for the accomplishment of any of the purposes, or the attainment of any of the objects, or the furtherance of any of the powers hereinabove set forth or incidental or pertaining to or growing out of or connected with the aforesaid business or powers, or any part or parts thereof, provided the same be consistent with the laws under which this corporation is organized.

IN GENERAL, and in connection with the foregoing, the corporation shall have and may exercise all the powers of like corporations conferred by the corporation laws of the State of Florida, it being expressly provided that the enumeration of the objects, powers or purposes hereinabove specified shall not be held to limit or restrict in any manner the objects, powers and purposes of the corporation, and none of the clauses contained in this Article shall be in any wise limited or restricted by reference to the terms of any other clauses, objects, powers or purposes set forth in this Article, or any other Article hereof, but that the objects, powers and purposes specified in each of the clauses of this Article shall be regarded as independent and cumulative purposes, powers and objects.

ARTICLE III.

The maximum number of shares of stock that the corporation is authorized to have outstanding at any time shall be two hundred fifty (250) shares of the par value of One Hundred Dollars ($100.00) per share, all of which shall be common stock of the same class.  All stock issued shall be fully paid and non-assessable.  The stockholders shall have no preemptive rights with respect to the stock of the corporation, and the corporation may issue and sell its common stock from time to time without offering such shares to the stockholders then holding shares of common stock.  In all elections for directors every stockholder shall have the right to vote in person or by proxy for the number of shares owned by him for as many persons as there are directors to be elected, or to cumulate such shares and give one candidate as many votes as the number of directors multiplied by the number of his share shall equal, or to distribute them on the same principle among as many candidiates as he shall think fit.

ARTICLE IV.

The amount of capital with which this corporation will begin business shall be and is the sum of Five Hundred Dollars ($500.00).

ARTICLE V.

The corporation shall have perpetual existence.

ARTICLE VI.

The principal office of this corporation in Florida shall be located in the City of Jacksonville, County of Duval, and the street address of said principal office shall be in care of Jennings, Watts, Clarke and Hamilton, 400 Florida National Bank Building, 233 West Adams Street, Jacksonville, Florida 32201, or at such other place within the state as the Board of Directors from time to time by appropriate action, shall determine.  The address of its registered office for the service of process in the State of Florida is 13th Floor, Florida Title Building, 110 West Forsyth Street, City of Jacksonville, County of Duval, and the name of its registered agent is The Corporation Company.

ARTICLE VII.

The number of the directors of this corporation shall be not less than three nor more than seven.

ARTICLE VIII.

The names and street addresses of the members of the first Board of Directors, who, subject to the provisions of the by-laws and these articles of incorporation, shall hold office for the first year of the corporation’s existence or until their successors are elected and have qualified, are as follows:

Name	Street Address

John C. Crean	3125 Myers Street, Riverside, California

Dale T. Skinner	3125 Myers Street, Riverside, California

William W. Weide	3125 Myers Street, Riverside, California

Donna S. Crean	3125 Myers Street, Riverside, California

ARTICLE IX.

The names and post office addresses of the subscribers of these articles of incorporation are as follows:

Name	Street Address

John F. Corrigan	400 Florida National Bank Building
Jacksonville, Florida 32201
Edward C. Coker	400 Florida National Bank Building
Jacksonville, Florida 32201
Billie E. Narramore	400 Florida National Bank Building
Jacksonville, Florida 32201

ARTICLE X.

In furtherance and not in limitation of the powers conferred by statute, the following specific provisions are made for the regulation of the business and the conduct of the affairs of the corporation:

(a)                                  Subject to such restrictions, if any, as are herein expressed and such further restrictions, if any, as may be set forth in the by-laws, the Board of Directors shall have the general management and control of the business and may exercise all of the powers of the corporation except such as may be by statute, or by the articles of incorporation or amendment thereto, or by the by-laws as constituted from time to time, expressly conferred upon or reserved to the stockholders.

(b)                                 Subject always to such by-laws as may be adopted from time to time by the stockholders, the Board of Directors is expressly authorized to adopt, alter and amend the by-laws of the corporation, but any by-law adopted, altered or amended by the Directors may be altered, amended or repealed by the stockholders.

(c)                                  The corporation shall have such officers as may from time to time be provided in the by-laws and such officers shall be designated in such manner and shall hold their offices for such terms and shall have such powers and duties as may be prescribed by the by-laws or as may be determined from time to time by the Board of Directors subject to the by-laws.

(d)                                 No contract or other transaction between the corporation and any other firm, association or corporation shall be affected or invalidated by the fact that any one or more of the directors of the corporation is or are interested in or is a member, director or officer or are members, directors or officers of such other firm or corporation and any director or directors individually or jointly may be a party or parties to or may be interested in any contract or transaction of the corporation or in which the corporation is interested; and no contract, act or transaction of the corporation with any person, firm, association or corporation shall be affected or invalidated by the fact that any director or directors of the corporation is a party or are parties to or interested in such contract, act or transaction or in any way connected with such person, firm, association or corporation, and each and every person who may become a director of the corporation is hereby relieved from any liability that might otherwise exist from contracting with the corporation for the benefit of himself or any firm, association or corporation in which he may in any way be interested.

ARTICLE XI.

This corporation reserves the right to amend, alter, change or repeal any provision contained herein in the manner now or hereafter prescribed by law, and all rights conferred on stockholders herein are granted subject to this reservation.

IN WITNESS WHEREOF, we, the undersigned subscribing incorporators, have hereunto set our hands and seals this 21st day of November, 1969, for the purpose of forming this corporation under the laws of the State of Florida, and we hereby make, subscribe, acknowledge and file in the office of the Secretary of State of the State of Florida these articles of incorporation and certify that the facts herein stated are true.

/s/ John F. Corrigan	(SEAL)
(John F. Corrigan)

/s/ Edward C. Coker	(SEAL)
(Edward C. Coker)

/s/ Billie E. Narramore	(SEAL)
(Billie E. Narramore)

STATE OF FLORIDA	)
)
COUNTY OF DUVAL	)

Before me personally appeared this day John F. Corrigan, Edward C. Coker and Billie E. Narramore, parties to the foregoing articles of incorporation, each to me well known and to me known to be the individuals described in and who executed the foregoing articles of incorporation, and they severally acknowledged before me that they each made, subscribed and acknowledged the foregoing articles of incorporation as their several voluntary act and deed and that the facts set forth therein are true and correct.

WITNESS my hand and official seal this 21st day of November, 1969.

/s/ Hilde Raucove
Notary Public, State of Florida at Large
My commission expires: July 25, 1973

(Notarial Seal)